EXHIBIT 99.2

Duos Technologies

Q1 2020 Earnings Call

May 15, 2020

Presenters

Gianni Arcaini - Chairman and Chief Executive Officer

Adrian Goldfarb - Chief Financial Officer

Q&A Participants

Ashok Kumar, ThinkEquity

Michael Legg, Benchmark

Richard Jackson, TrueNorth Financial Solutions

Operator

Good afternoon and welcome to Duos Technologies First Quarter (audio gap) Conference Call. Joining us for today's call are Duos’ Chairman and CEO, Gianni Arcaini, and CFO Adrian Goldfarb. Following their remarks, we will open up the call for your questions. Then before we conclude today's call, I will provide the necessary cautious regarding the forward-looking statements made by management during this call. Now, I would like to turn the call over to Duos’ Chairman and CEO, Gianni Arcaini. Thank you. Please proceed.

Gianni Arcaini

Thank you, operator. Welcome, everyone, and thank you for joining us. First and foremost, our heart goes out to the many families impacted by the devastating effects of the coronavirus. We hope you and your families remain safe and healthy during this challenging time. Given not much time has past since our last update call a little over a month ago, my prepared remarks today will be brief. Early today, we issued a press release announcing our financial results for the first quarter 2020, as well as other operational highlights. A copy of the press release is available in the Investor Relations section of our website.

As I mentioned on our last call just a few weeks ago, we began to view a significant operational momentum and in one of the strongest position in the company history. We had a record financial performance in 2019 and achieved a number of multi-year company milestones in the first few months of 2020. In February, we completed a successful capital raise of more than 9 million and up listed to the NASDAQ capital market. In better times, we believe the added visibility from a national listing will allow us to grow our profile within a more substantial investment pool. Additionally, our secured capital position will provide us with the necessary resources to continue growing our business over the long term. In interim, we have the necessary reserves to face the current unprecedented market volatilities.

InComm Conferencing                                           Page 1 of 11                         www.incommconferencing.com

Turning to our results for the first quarter, like many business, we were not immune to the effects of the ongoing global pandemic, which caused business disruptions for most of our key customers and consequently impacted our operations, and it completely impact us in our current quarter. As an essential business we were able to continue working uninterrupted, allowing us to provide critical services and tech support for our ongoing commitments.

As I mentioned on our last call prior to the COVID-19 outbreak, our expectations had already effected in a modest start to the year with some sequential growths going forward, and that project remains intact. The 1.8 million RIP award we received in April was a strong step forward in the right direction and hopefully an indication of progress ahead. We expect to receive a number of additional awards in the very near future. However, because of the uncertainty that remains, we cannot accurately quantify the full impact on our operations for the remainder of the year at this time. We have and will continue to push forward in a challenging environment, and we remain confident in the long term growth opportunity in rail transportation and the other industries we serve.

We remain bullish about our long term prospects, and in the midst of the current environment, we are continuing to control what is within our power to ensure that we are ready and fully operational when things hopefully return to some semblance of normalcy. The development of several new technologies, which we initiated before the start of the pandemic, is continuing uninterrupted, and we will announce completion as they pass our better testing phase. Now before I go any further into our recent updates, I will now turn the call over to our CFO, Adrian Goldfarb, who will walk us through our financial results for the quarter. Adrian?

Adrian Goldfarb

Thank you, Gianni. Now turning to our financial results for the first quarter. Total revenue for the first quarter decreased 77% to 991,000 compared to 4.35 million in the equivalent quarter in 2019. I would note that the original plan put in place before the current situation was for just 1.17 million for the quarter due to the cyclical nature of our business after a very strong Q4.

Most of the decrease in total revenue for the quarter was due to delays and anticipated contract awards due to business interruptions affecting several customers. Such business interruptions have also caused delays in some project execution, which caused the quarter to be slightly worse than anticipated. The current pandemic related to the coronavirus/COVID-19 outbreak has temporarily impacted expected receipt of awards and caused delays in execution due to travel and other restrictions.

Gross profit in Q1 was 103,000, or 10% of revenues, which was a decrease of 95% from 2.13, million or 49% of revenues, for the equivalent quarter in 2019. The overall decrease in gross profits reflects the lower revenues for the quarter and certain fixed costs related to project implementation, which was not offset by revenues in the current quarter due to certain custom delays previously described.

InComm Conferencing                                           Page 2 of 11                         www.incommconferencing.com

Turning to our costs, operating expenses increased 5% in Q1 2020 to 2.19 million from 2.08 million in the same quarterly period last year. The increase in operating expense was primarily due to an increase in resources to support our anticipated growth, including research and development, administration and artificial intelligence technologies expenses, which were offset by decrease in engineering and sales and marketing expenses. We recorded a net loss in Q1 of 2.15 million, or $0.80 loss per share, compared to net income of 44,000, or $0.01 per share, in the equivalent quarter in 2019. The increase in net loss was primarily attributable to the lower revenues previously disclosed. The loss also includes approximately 317,000 in R&D expenses for the truevue360 subsidiary, which did not recognize any revenue in the quarter.

Let's now discuss the balance sheet. We ended the quarter with $6.6 million in cash and cash equivalents, and we also had net receivables of 646,000. As Gianni mentioned earlier, our substantially improved cash position was the result of our successful capital raise of more than $9 million in February of this year before banking fees and expenses. In Q1, we used $1.7 million in cash in operations. The increase in net cash used in operations for the three months ended March 31, 2020, with the result of higher expenditures related to current and future project execution in anticipation of new projects. Finally, I'd like to provide an update on our current financial projections. We have previously provided revenue guidance of $20 million for 2020, which would represent an approximate 47% increase over the 13.6 million recorded in 2019. This guidance was based on contracts in backlog and near-term pending orders that are already performing or scheduled to be executed throughout the course of 2020.

As a result of delays in project execution resulting from the restrictive travel environment currently in place, as well as the additional uncertain impact on the overall economy from the COVID-19 outbreak, we are not providing 2020 revenue guidance at this time. Going forward we will continue to reevaluate the growth and predictability of our operating performance with respect to providing financial forecasts. While we still expect to generate growth in 2020, we have refraining from providing updating annual revenue expectations until more reliable information becomes available. With that, I'll now turn the call back over to Gianni to provide an update on the business. Gianni?

Gianni Arcaini

Thanks, Adrian. I will now highlight some of our major achievements and wins for the quarter, as well as provide an update on our truevue360 activities before finishing with a brief outlook for the remainder of the year. Beginning first with our customer wins, as I mentioned on our last call in January of this year, we successfully implemented the first full-scale rail inspection portal in record time for CSX transportation, one of the seven class one railroad operators who owned and operate a combined 140,000 miles of rail track. After completion, the portal was featured in a promotional video published by CSX hiring the renewed and expanded commitment to safety improvement and technological enhancements. As an existing customer by the first-time buyer of our next generation rail car inspection portal system, CSX has shown that they remain committed to working with cutting-edge technology providers like Duos to ensure the highest level of safety and efficiency.

InComm Conferencing                                           Page 3 of 11                         www.incommconferencing.com

The next phase of this project includes the addition of an initial set of 20 Artificial Intelligence models, which, when installed over the coming month, will mark the completion of the overall automation process. Next, we're also substantially completed another rail inspection portal with a different customer, which is scheduled for final acceptance at a site in Mexico as soon as COVID-19 travel restrictions are lifted.

Moving to more recent awards, post Q1 in April, we were awarded a $1.8 million contract for a turnkey Rail Inspection Portal, which is expected to be completed by the end of the third quarter of this year. While we're happy to get this deal finalized, this is the contract we had initially planned on signing in the first quarter and it's emblematic of the delays in major decision making Adrian just mentioned earlier. Earlier this week, we were also awarded the $945,000 follow-on contract for Monroe County Sheriff's Office in Florida to provide our Intelligent Correctional Automation System, or ICAS. As a provider of intelligent analytical technology solution, Duos is also a leader in intelligent integrated command and control solutions for correctional facilities.

Our ICAS system provides all digital video, intercom, detention door control, and access control and is integrated into a singular command and control platforms known as Centraco (sp). The completely integrated system provides superior monitoring and control, is substantially more cost-effective, and integrates all aspects of control into a single intuitive user interface (sp). ICAS was specifically designed to replace legacy jail and correctional facility automation systems based upon the all programmable logic controller technology and human-machine interfaces.

The new modular digital input/output system will coordinate all aspects of controlled movement and situational awareness for the facility. Implementation is expected to begin later this year with the completion date in 2021. We appreciate our continued relationship and long-standing service to the Monroe County Sheriff Office. Going forward, we plan to pursue the correction facilities (unintelligible) as we expand our business development plan.

We will next we move to truevue360. At the beginning of the year—sorry. At the beginning of the first quarter of 2019, we launched truevue360, a subsidiary whose mission is to develop market and operate artificial intelligence and deep machine learning applications. Truevue360 will not only serve our current customer base, but also pursue many AI opportunities with other verticals. In Q3 of 2019, we announced our first major contract and expect to begin recognizing initial revenue from our truevue360 operations beginning in 2020. Long-term, we expect truevue360 contribute significantly to our recurring revenue base over time.

The investment that we have and will continue to make in our truevue360 subsidiary is included now for the consolidated financial statements. I will now take a minute to provide some specific updates on our truevue360 artificial intelligence activities from the quarter. Beginning with our AI labeling (unintelligible), labeling images is one of the most important steps to ensure the functionality of any AI applications. This is where the system receives the instructions on what to look for. In addition to the millions of images we are readied annotated, we currently have a library of approximately 4 million images in our labeling pipeline. Today, we have been using the AI student body of the University of Florida computer engineering class to label our database of images.

InComm Conferencing                                           Page 4 of 11                         www.incommconferencing.com

Most recently, we have expanded the labeling team and now—and have now a team of over 50 labelers working 24/7 for total projected image processing of approximately 700,000 images per month, which represents a throughput of four times our current processing capacity. The increase throughput of image labeling will significantly impact our application quality as we will be able to present images to our AI engine in an order of magnitude greater than where we were before.

Moving next to our AI applications, we are making a great progress in developing the AI applications and models for our existing customers. On average, we are retraining seven models a week until we reach 95% accuracy, at which point these models are deployed for live validation with the customers environments. We also experimenting with novel AI applications using drone video footage processing and high-speed rail car analysis looking for car separation.

On the business development front, we are in active discussions with a number of existing and new potential customers, and I hope we'll be able to announce additional awards in the very near future.

We are very optimistic about the long term opportunity within our AI business and will continue to devote resources to support its growth. On that front, truevue360 recently filled the important position of COO with the hiring of Aaron Wood. Aaron will be working side by side with our CTO David Ponevac to drive both the technical and the business development of our AI business. We also recently agreed to terms with a new business development manager who will solely focused on BD with truevue360 and will continue to recruit additional key personnel to meet our development roadmap.

Looking ahead to the remainder of the year, our current outlook has been impacted to a degree based on the information we currently have. We still expect to grow this year and driven (sp) our success from 2019. However, the timeline for growth has been extended and remains a bit uncertain. We will continue to keep an open dialogue with all our customers. As of Monday next week, we will resume regular operations as our local and state governments have lifted the work from home directives. We have and will continue to push forward in the challenging environment, and we remain confident in the long term growth opportunity, innovative transportation, and the other industries we serve. And with that, we are ready hoping the call for your questions. Operator, please provide appropriate instructions.

Operator

Thank you. At this time we will conduct a question-and-answer session. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star followed by the number two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. Our first question comes from a Ashok Kumar (sp). Please state your question.

InComm Conferencing                                           Page 5 of 11                         www.incommconferencing.com

Ashok Kumar

Thank you very much. Thank you, Gianni and Adrian. Could you comment on the bookings—the 25 million, 30 million you had for the year? Is that still intact, and is the delivery timeline is stretched out? And two is, could you also talk about expanding average selling prices given increasing functionality in your product line, including embedding AI? Thank you very much.

Adrian Goldfarb

Yes. I will address the question. So, the bookings that you're referring to is the orders or anticipated orders. And obviously with the current situation, that has been delay in that mainly, because our customers, as Gianni referenced earlier, have been delayed in that. However, the good news is that we have not seen any speculations (sp) at this time or the timeframe for implementation. And remember, our projects are typically long term, but we are still quite comfortable with the booking situations.

Gianni Arcaini

Yeah. As to the implementation of new technologies, we are at the fast pace in developing these new technologies. Number one, we—we’re about to complete the installation of our first 3D automated pantograph system. Unfortunately, Chicago metro labor has been recalled during the COVID crisis, but we understand that that's going to resume rather soon. And so, we are at the final stages so we can start beta testing. On the AI side, as recorded previously, we're making great progress in developing and implementing the AI into the novels for the rail and for our retail customers. We are in the process of upgrading our hardware infrastructure so that we can quadruple the learning process of the models. Right now, we can only process a limited number, but we already are in the process of expanding our hardware platform, so we can quadruple that process.

Ashok Kumar

Okay. Thank you very much and all the best.

Gianni Arcaini

Thank you.

Adrian Goldfarb

Thanks, Ashok.

Operator

Our next question comes from Michael Legg with Benchmark. Please state your question.

Michael Legg

Hey. Could you guys talk a little bit about more of your conversations with your client, specifically CSX? And you mentioned you have an open dialogue with them. Can you talk a little bit—originally we thought you might have more access to the tracks given the pandemic, and now we're hearing the travel is kind of slowing it. What are you hearing from the customers as far as are they putting these on hold, or are they in active dialogues trying to figure out a way to get them going?

InComm Conferencing                                           Page 6 of 11                         www.incommconferencing.com

Gianni Arcaini

Well, I would say the latter is the fact. So, the best example and confirmation is that CSX just gave us an order for the next rail inspection portal. We were hoping to get two in this year, but one of the delays that they essentially instilled upon us is that they gave us one inspection portal for the $1.8 million revenue that we will complete before the end of the third quarter. We are hoping that the second one is still going to happen later this year, but I don't think there is a slowdown. Remember that our technology helps our customers to essentially economize on the cost of maintenance. So, I would think that, especially now in these days where there is a distance—social distance process, and there's also a cost cutting process within our large customers, I think that there will be a continuous pressure on them to replace manual processes with technology. So, we feel quite bullish that our process won't go away. It may be slowed down because of prudent capital allocation among those larger customers, but we don't see any risk—downside risk when we lose this revenue.

Michael Legg

Okay. Great. Now—and along those lines, when you look at the pipeline that you have or you had at the beginning of the year—and obviously you said there's no cancellations, what can you do as far as getting those systems up and ready for installation? Do you need access for the site? How much can you complete ahead, and are you?

Gianni Arcaini

Well, actually, the good news is that we, over the past year and a half, have adjusted our deployment strategies. And so, when we needed two months for site installation, that's been cut down to one month. So, we are pre-assembling pretty much everything before it gets installed so we minimized the loss track time we need from the customer. The limitations right now really are more the logistics within our customers than the logistics within our organization. We are fully operational, but most of the large customers, especially on the rail side, they are limiting the free mobility of their staff. So, I think it's really a question of a couple of more months until we see going back to normal operation among the customers.

Michael Legg

Okay. Great. And then just one last or two actually. One are any of the segments more of a focus for you now, or they're all still going from the RIP term and also the command and control? Any area that you can proceed more so during this environment?

Gianni Arcaini

No, we really—from our standpoint, we are not really limited by it. I think that we’re just pushing right now to complete the projects that are on the drawing board. We have—we expect a couple of follow on orders from another customer in Canada. I don't like to say the name, but those should be forthcoming very, very soon. It's a matter of days I believe, and then we will be able to install everything. Those we are not dependent on our travel capability, because the physical installation is done by our subcontractors, which are local. So, again, I think, going forward, we continue to be quite bullish.

InComm Conferencing                                           Page 7 of 11                         www.incommconferencing.com

Michael Legg

And this is the last question. I mean, obviously this is impacting everyone's balance sheet. And while your balance sheet is very strong and you're well-positioned for the rest of the year, obviously with the delay in the business model going forward from the COVID, how far do you speak to—will this cash they'll get you through breakeven, or do you not know at this point?

Adrian Goldfarb

Yeah. At this time—I've done considerable analysis for this, and this cash will get us through (unintelligible). There’s no plan for any capital raises.

Michael Legg

Okay. Great. Thanks, guys.

Gianni Arcaini

No problem.

Operator

Thank you. Just a reminder, to ask a question, press star one on your telephone keypad. To remove yourself from the queue, press star followed by the number two. Once again, to ask a question, press star one on your telephone keypad. Our next question comes from Bill Chapman. Please state your question. Bill Chapman, your line is open.

Bill Chapman

Okay. Thank you very much. Good morning, guys.

Gianni Arcaini

Good morning.

Bill Chapman

I was curious, on your correctional automation system, will you be marketing that directly, or will it be through Biltmore Constructions or anyone else to help you market it?

Gianni Arcaini

So, the dialogue with the end user—the customer (unintelligible) office has been direct. However, they are building a new courthouse and a new jail, and the general contract is with Biltmore. That's why the contract itself was done through Biltmore, but we talked to the end user directly. One of the things that’s (sp) interesting on the correctional market is that almost the entire market is controlled by engineering firms, which are essentially specialized on correctional facilities. So, yeah, that's the answer to it (sp).

InComm Conferencing                                           Page 8 of 11                         www.incommconferencing.com

Bill Chapman

Okay. So, I'm assuming this is really—this will be a slow growth initiative for you guys, I presume?

Gianni Arcaini

Yeah. The correctional (unintelligible) is in slow because of the budget cycle—mainly because of the budget cycle. Typically, the life cycle for contract is about a year, year and half, but the interesting thing is that we believe we have the only modern technology for correction facilities. The one thing we did last time in the first phase was that we were able to upgrade their technology while the population was still inside the jail. So, we didn't have to evacuate anything. And that's a very unique capability, because typically most technologies require shutdown of one and installation of the other. We were able to develop the process in a way that we can really, in parallel, upgrade our technology without affecting the population of the jail.

Bill Chapman

Okay. You mention the substantial cost savings. Is this more with less personnel in the facility?

Gianni Arcaini

Yeah. It's less personnel and much more accurate information flow directly to the Sheriff's office. So, I got to say one thing, though, that we are going to slow down the hiring process, and we're going to try to revisit the resources we add to our organization. And since this is a longer lead item, we are most likely not going to proceed with hiring a dedicated business development team for that. We haven't included in our projections any income for additional jails at this point. So, that would be the prudent thing to do to postpone hiring dedicated team. But as long as we don't hire a dedicated team, the business development obviously is not going to come by itself. But that's one of the things—I don't want to mislead you in thinking that we said—we're going to have 5 to 10 jails a year, because we don't have the infrastructure and the staffing to do that right now.

Bill Chapman

Okay. That's really—that's where I was heading with this. Thanks for clarifying.

Gianni Arcaini

Thanks.

Bill Chapman

Okay. Goodbye.

Gianni Arcaini

Goodbye.

InComm Conferencing                                           Page 9 of 11                         www.incommconferencing.com

Operator

Our next question comes from Richard Jackson with TrueNorth Financial Solutions. Please state your question.

Richard Jackson

Good morning, gentlemen. I'm fairly new to the story here, but I thought I read in the past press release that you're doing some beta tests with both the MTA and on a few banks involving their security systems. I want to (sp) get updates on those. And is the bank solution similar to the present solution, or is it a different platform?

Gianni Arcaini

So, with the banks, particularly a big customer, Texas Capital Bank, in the last year, we provided a security infrastructure to 36 subsidiaries where we did the entire soup-to-nuts (sp) from digital video to access control in a calm (unintelligible). That's been our legacy bread-and-butter, and so we have an infrastructure which can handle these things. We expect that the bank, who is in the process of merging and adding hundreds additional branches, we expect some business flow. Again, we have been very conservative in our projections. We have only projected a modest increase in that business, but most likely we will be pleasantly surprised.

On the MTA and New York transit, I presume you’re talking about that. We have matured our product, and it's now branded as (unintelligible) where we are using artificial intelligence not only to detect objects of people falling on the track, but we also can now classify what the objects are. For instance, we can classify if someone's wearing a hard hat and safety vest, and we can then decide this is an allowed intrusion. We can look at other classification. So, that product is matured, and we are talking to a variety of potential customers to apply that technology.

We are also in discussions with the Florida DOT, and hopefully we’ll be able to have a (unintelligible) technology grade crossings throughout the state of Florida. This same technology can be applied not only to the tracks of a passenger rail but also can be applied by railroad crossings and any other similar conditions where you have people intruding the safety space. So, that's part of our—this year's initiative. I discussed that truevue360 added the business development capability, and that will be one of the major targets that we're going to pursue this year.

Richard Jackson

Thank you.

Gianni Arcaini

You’re welcome.

InComm Conferencing                                           Page 10 of 11                         www.incommconferencing.com

Operator

At this time this concludes our question-and-answer session. I'd now like to turn the call back over to Mr. Arcaini for his closing remarks.

Gianni Arcaini

Well, thank you for joining us today. I especially want to thank our employees and partners and investors for their continued support. We look forward to updating you on our next call. Operator?

Operator

Thank you. Before we conclude today's call, I would like to provide to you (audio gap) a safe harbor statement that includes important cautions regarding forward-looking statements made during this call. This earnings call contains forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995. Forward-looking terminology such as  believes, expects, may, will, should, anticipate, plans, and their opposites are similar expressions are intended to identify forward-looking statements.

We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks, and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based and could cause Duos Technologies Groups Incorporated’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include but are not limited to those described in item 1-A in Duos's annual report on Form 10-K, which is expressly incorporated herein by reference and other factors as may periodically be described in Duos filings with the SEC. Thank you for joining us today for Duos Technology Groups 2020 first quarter earnings conference call. You may now disconnect.

InComm Conferencing                                           Page 11 of 11                         www.incommconferencing.com